Exhibit 99.1

1001 Air Brake Avenue Wilmerding, PA 15148 Phone: 412.825.1543 Fax: 412.825.1789

Contact: Tim Wesley at (412) 825-1543

Wabtec Names Al Neupaver To Be President and Chief Executive Officer;

Bill Kassling To Continue As Chairman Of The Board and Major Stockholder

WILMERDING, Pa., Jan. 17, 2006 — Wabtec Corporation (NYSE: WAB) today announced that its Board of Directors has named Albert J. Neupaver to become the company’s president and chief executive officer, and appointed him to serve as a board member, effective Feb. 1. Neupaver, 55, succeeds William E. Kassling, who will continue as chairman of the company’s board and as a major stockholder.

For the past nine years, Neupaver has been president of the Electromechanical Group of AMETEK, Inc. (NYSE: AME), a leading global manufacturer of electronic instruments and electric motors with annual sales of more than $1.5 billion. Under Neupaver’s leadership, the Electromechanical Group has increased its operating profit by almost 60 percent, more than twice the rate of its sales growth. Also during that time, the group drove the development of AMETEK’s lean manufacturing culture, which has since been adopted throughout the company. Neupaver joined AMETEK in 1988 as vice president and general manager of its Specialty Metals Products Division. In 1993, he was promoted to president of the company’s Industrial Materials Group and became a member of the Executive Office.

“Al’s mix of analytical, managerial and technical skills provides him with all the necessary capabilities to lead Wabtec into the future,” said Kassling, who will remain active in helping to formulate the company’s strategic direction and in communicating with the financial community. “The company has never been stronger financially, and I look forward to working with Al and his team to continue to build shareholder value.”

Prior to joining AMETEK, Neupaver spent 11 years with Pfizer, Inc. in several engineering, operating and business management positions. A native of Belle Vernon, Pa., he earned a Bachelor’s Degree in Mechanical Engineering from the U.S. Naval Academy in 1972 and served as an officer on nuclear submarines from 1972-77. After 30 years of service, he retired from the U.S. Naval Reserves as a captain in 2002. While he was with Pfizer, Neupaver earned a Master’s Degree in Materials Science and Metallurgical Engineering (1980) and a Master’s Degree in Business Administration (1982), both from the University of Pittsburgh. He has three adult children, two grandchildren and lives with his wife, Barbara, in McMurray, Pa.

“It’s clear to me that Wabtec has many opportunities for future growth, along with an impressive team of people,” Neupaver said. “In particular, I’m excited about the opportunity to explore appropriate ways to put Wabtec’s strong balance sheet and cash flow to work, either through acquisitions or other means.”

Wabtec Corporation (www.wabtec.com) is North America’s largest provider of value added, technology-based products and services for the rail industry.

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